The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated October 20, 2026

Pricing Supplement dated October , 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$ Review Notes Due October 26, 2028 Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes will be automatically called for a call premium if (a) the Closing Level of each Underlier on the first Review Date is greater than or equal to its Initial Underlier Value or (b) the Final Underlier Value of each Underlier is greater than or equal to its Barrier Value. Investors should be willing to forgo dividend payments and, if the Notes are not automatically called and, therefore, the Final Underlier Value of either Underlier is less than its Barrier Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the level of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlier.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes are expected to price on or about October 21, 2026 (the “Pricing Date”) and are expected to issue on or about October 26, 2026 (the “Issue Date”). With respect to each Underlier, the Initial Underlier Value is the Closing Level of that Underlier on October 20, 2026 and is not the Closing Level of that Underlier on the Pricing Date.

Key Terms*	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets:	The Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”) (each an “Underlier” and together the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Barrier Value(2)
RTY Index	RTY<Index>	2,773.420	1,941.394
SPX Index	SPX<Index>	7,712.57	5,398.80
(1) With respect to each Underlier, the Initial Underlier Value is the Closing Level of that Underlier on October 20, 2026 and is not the Closing Level of that Underlier on the Pricing Date.
(2) With respect to each Underlier, 70.00% of its Initial Underlier Value (rounded to three decimal places for the RTY Index and rounded to two decimal places for the SPX Index)
Automatic Call Feature:	The Notes will be automatically called if (a) the Closing Level of each Underlier on the first Review Date is greater than or equal to its Initial Underlier Value or (b) the Final Underlier Value of each Underlier is greater than or equal to its Barrier Value.
Payment Upon an Automatic Call:

If the Notes are automatically called, you will receive a cash payment on the relevant Call Settlement Date per $1,000 principal amount Note (the “Call Price”) that will provide a return equal to the applicable Call Premium, calculated as follows:

$1,000 + ($1,000 × applicable Call Premium)

No further amounts will be owed to you under the Notes. The Review Dates and Call Settlement Dates, and the Call Premium and Call Price applicable to each Review Date, are set forth in the table below. The Call Premium applicable to each Review Date will be based on a return of at least 10.31% per Review Date. The actual Call Premiums and Call Prices will be determined on the Pricing Date.

Review Dates†	Call Settlement Dates†	Call Premium	Call Price (per $1,000 principal amount Note)
November 4, 2027	November 9, 2027	At least 10.31%	At least $1,103.10
October 23, 2028 (the “Final Review Date”)	October 26, 2028 (the “Maturity Date”)	At least 20.62%	At least $1,206.20
Any positive return on the Notes will not exceed the Call Price with respect to the applicable Review Date, and you will not participate in any appreciation in the value of either Underlier, which may be significant.
Payment at Maturity:

If the Closing Level of either Underlier is less than its Initial Underlier Value on the first Review Date and if the Final Underlier Value of either Underlier is less than its Barrier Value on the Final Review Date, the Notes will not be automatically called. Instead, you will receive a payment at maturity based on the performance of the Lesser Performing Underlier, and you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Lesser Performing Underlier is less than its Initial Underlier Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier)

If the Notes are not automatically called, the Notes will be fully exposed to the decline in the value of the Lesser Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
(Key Terms continued on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.45%	99.55%
Total	$●	$●	$●	$●
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $939.20 and $989.20 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-18 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $4.50 per $1,000 principal amount Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)

Underlier Return:	With respect to each Underlier, Final Underlier Value – Initial Underlier Value Initial Underlier Value
Lesser Performing Underlier:	The Underlier with the lower Underlier Return
Final Underlier Value:	With respect to each Underlier, the Closing Level of that Underlier on the Final Review Date
Closing Level:	With respect to each Underlier, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Maturity Date†:	October 26, 2028
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06749LLD6 / US06749LLD63

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underliers relative to their respective Initial Underlier Values. We cannot predict the Closing Level of either Underlier on any day during the term of the Notes, including on the Review Dates. You should not take these examples as an indication or assurance of the expected performance of the Underliers. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	2 years
Hypothetical Initial Underlier Value*:	100.000 for the RTY Index and 100.00 for the SPX Index
Hypothetical Call Prices*:	The minimum Call Prices set forth in the “Call Price” column in the table under “Key Terms—Payment Upon an Automatic Call” on the cover page of this pricing supplement.
Review Dates:	As set forth in the “Review Dates” column in the table under “Key Terms—Payment Upon an Automatic Call” on the cover page of this pricing supplement.
Hypothetical Barrier Value*:	70.000 for the RTY Index and 70.00 for the SPX Index (which, with respect to each Underlier, is 70% of the hypothetical Initial Underlier Value of that Underlier)

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlier Values, Call Prices or Barrier Values. The hypothetical Initial Underlier Values of 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Value for either Underlier. The actual Initial Underlier Value and Barrier Value for each Underlier are set forth under “Key Terms” above, and the actual Call Prices will be determined on the Pricing Date. For historical Closing Levels of the Underliers, see the historical information set forth under the sections titled “The Russell 2000® Index” and “The S&P 500® Index” below.

Example 1 — Notes Are Automatically Called on the First Review Date

Date	Closing Level	Payment (per $1,000 principal amount Note)
First Review Date	RTY Index: 130.000	Closing Level of each Underlier at or above its Initial Underlier Value; Notes are automatically called; Issuer pays the Call Price applicable to the first Review Date on the related Call Settlement Date.
SPX Index: 120.00
Total Payment (per $1,000 principal amount Note):		$1,103.10 (10.31% total return on the Notes)

Because the Closing Level of each Underlier on the first Review Date is greater than or equal to its Initial Underlier Value, the Notes are automatically called on the first Review Date for a cash payment on the related Call Settlement Date of $1,103.10 per $1,000 principal amount Note, which is equal to the Call Price applicable to the first Review Date. No further amounts will be owed to you under the Notes.

As indicated in this example, any positive return on your Notes will not exceed the Call Price with respect to the applicable Review Date, regardless of any appreciation in the value of either Underlier, which may be significant.

Example 2 — Notes Are Automatically Called on the Final Review Date

Date	Closing Level	Payment (per $1,000 principal amount Note)
First Review Date	RTY Index: 90.000	Closing Level of at least one Underlier below its Initial Underlier Value; Notes NOT automatically called
SPX Index: 130.00
Final Underlier Value
Final Review Date	RTY Index: 95.000	Final Underlier Value of each Underlier at or above its Barrier Value; Notes are automatically called; Issuer pays the Call Price applicable to the Final Review Date on the Maturity Date.
SPX Index: 105.00
Total Payment (per $1,000 principal amount Note):		$1,206.20 (20.62% total return on the Notes)

In this example, the Notes are not automatically called prior to the Final Review Date because the Closing Level of at least one Underlier on the first Review Date is less than its Initial Underlier Value, even though the other Underlier has appreciated.

However, because the Final Underlier Value of each Underlier on the Final Review Date is greater than or equal to its Barrier Value, the Notes are automatically called on the Final Review Date for a payment on the Maturity Date of $1,206.20 per $1,000 principal amount Note, which is equal to the Call Price applicable to the Final Review Date. No further amounts will be owed to you under the Notes.

Example 3 — Notes Are NOT Automatically Called

Date	Closing Level	Payment (per $1,000 principal amount Note)
First Review Date	RTY Index: 85.000	Closing Level of at least one Underlier below its Initial Underlier Value; Notes NOT automatically called
SPX Index: 110.00
Final Underlier Value
Final Review Date	RTY Index: 50.000	Final Underlier Value of at least one Underlier below Barrier Value; Notes NOT automatically called. The Issuer will repay less than the principal amount resulting in a loss of 1% of the principal amount of the Notes for every 1% that the Final Underlier Value of the Lesser Performing Underlier is less than its Initial Underlier Value.
SPX Index: 105.00
Total Payment (per $1,000 principal amount Note):		$500.00 (a loss of 50.00% on the Notes)

In this example, the Notes are not automatically called prior to the Final Review Date because the Closing Level of at least one Underlier on the first Review Date is less than its Initial Underlier Value, even though the other Underlier has appreciated.

In addition, the Notes are not automatically called on the Final Review Date because the Final Underlier Value of at least one Underlier on the Final Review Date is less than its Barrier Value. Because the Final Underlier Value of at least one Underlier is less than its Barrier Value, at maturity, the Issuer will pay a total of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier)

Step 1: Determine the Underlier Return of each Underlier:

Underlier Return of the RTY Index:

Final Underlier Value – Initial Underlier Value	=	50.000 – 100.000	= -50.00%
Initial Underlier Value		100.000

Underlier Return of the SPX Index:

Final Underlier Value – Initial Underlier Value	=	105.00 – 100.00	= 5.00%
Initial Underlier Value		100.00

Step 2: Determine the Lesser Performing Underlier. The RTY Index is the Underlier with the lower Underlier Return.

Step 3: Calculate the Payment at Maturity:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier)

= $1,000 + ($1,000 × -50.00%) = $500.00

As this example illustrates, if the Notes are not called and, therefore, the Final Underlier Value of at least one Underlier is less than its Barrier Value, you will incur a loss on the securities at maturity, even if the other Underlier has appreciated.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek the potential for a fixed return equal to the applicable Call Premium if (i) the Closing Level of each Underlier on the first Review Date is greater than or equal to its Initial Underlier Value or (ii) the Final Underlier Value of each Underlier is greater than or equal to its Barrier Value.

•	You anticipate that the Closing Level of each Underlier on the first Review Date will be greater than or equal to its Initial Underlier Value or that the Final Underlier Value of each Underlier will be greater than or equal to its Barrier Value.

•	You understand and accept that if the securities are not automatically called, you will not receive any positive return on the Notes, and you will lose a significant portion or all of your investment at maturity.

•	You understand and accept that any positive return on the Notes will be limited by the applicable Call Price and you will not participate in any appreciation in the value of either Underlier, which may be significant.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlier.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underliers, nor will you have any voting rights with respect to the securities composing the Underliers.

•	You understand that if the Notes are automatically called on the first Review Date, you will receive a lower Call Price than if the Notes were called on the Final Review Date and that you will not receive the highest Call Price if the Notes are automatically called prior to the Final Review Date.

•	You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Closing Level of either Underlier on the first Review Date will be less than its Initial Underlier Value and that the Final Underlier Value of either Underlier will be less than its Barrier Value.

•	You are unwilling or unable to accept that if the securities are not automatically called, you will not receive any positive return on the Notes, and you will lose a significant portion or all of your investment at maturity.

•	You seek an investment that provides for participation in any upside performance of either Underlier above the applicable Call Price.

•	You are unwilling or unable to accept the individual market risk of each Underlier or you do not understand that poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlier.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underliers.

•	You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underliers. Assuming this treatment is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underliers or the securities composing the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose a Significant Portion or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Closing Level of either Underlier is less than its Initial Underlier Value on the first Review Date and the Final Underlier Value of either Underlier is less than its Barrier Value on the Final Review Date, the Notes will not be automatically called. Instead, you will receive a payment at maturity based on the performance of the Lesser Performing Underlier, and you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Lesser Performing Underlier is less than its Initial Underlier Value. Accordingly, if the Notes are not automatically called, the Notes will be fully exposed to the decline in the value of the Lesser Performing Underlier from its Initial Underlier Value, and you will lose a significant portion or all of your investment at maturity.

•	Your Maximum Gain on the Notes Is Limited to the Applicable Call Price — Any positive return on your Notes will not exceed the Call Price with respect to the applicable Review Date, regardless of any appreciation in the value of either Underlier, which may be significant. If, as of any Review Date, either Underlier has appreciated since the Pricing Date by more than the percentage represented by the applicable Call Price, you will receive a lower return on the Notes than you would have received if you had invested directly in that Underlier. In addition, if the Notes are automatically called on an earlier Review Date, you will receive a lower Call Price than if the Notes were called on a later Review Date. Accordingly, you will not receive the highest potential Call Price if the Notes are automatically called before the Final Review Date.

•	Reinvestment Risk — If your Notes are automatically called early, the term of the Notes could be as short as approximately 54 weeks. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover page of this pricing supplement will not be rebated if the Notes are automatically called prior to the Maturity Date.

•	Because the Notes Are Linked to the Lesser Performing Underlier, the Securities Are Less Likely to Be Automatically Called for the Applicable Call Price and You Are Exposed to a Greater Risk of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlier — The likelihood of the Notes being automatically called on any Review Date for the applicable Call Price is lower, and the risk that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater, if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With two Underliers, it is more likely that the Closing Level of either Underlier will be less than its Initial Underlier Value on the specified Review Dates and that the Final Underlier Value of either Underlier will be less than its Barrier Value on the Final Review Date. As a result, it is less likely that the Notes will be automatically called for the applicable Call Price and more likely that you will suffer a significant loss on your investment at maturity. In addition, if the performances of the Underliers are not correlated to each other, the likelihood of the Notes being automatically called on any Review Date for the applicable Call Price is even lower and the likelihood of you sustaining a significant loss on your investment is even greater.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by either Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increase or lesser decline in the level of the other Underlier. In order for the Notes to be automatically called on the first Review Date for the applicable Call Price, the Closing Level of each Underlier on the Review Date must be greater than or equal to its Initial Underlier Value. In order for the Notes to be automatically called on the Final Review Date for the applicable Call Price, the Final Underlier Value of each Underlier must be greater than or equal to its Barrier Value. In addition, if the Notes are not automatically called, which means that the Final Underlier Value of at least one Underlier is less than its Barrier Value, you will be fully exposed to the decline in the value of the Lesser Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•	Any Payment on the Notes Will Be Determined Based on the Closing Levels of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the Closing Levels of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of Principal Applies Only at Maturity or upon Any Automatic Call — You should be willing to hold your Notes to maturity or any automatic call. If you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of each Underlier is greater than or equal to its Barrier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Securities Composing Either or Both of the Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing either or both of the Underliers. As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the securities composing either Underlier would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Each Underlier Reflects the Price Return of the Securities Composing That Underlier, Not the Total Return — The return on the Notes is based on the performance of the Underliers, which reflects changes in the market prices of the securities composing each Underlier. Each Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Underliers Could Adversely Affect the Value of the Notes — The sponsor of an Underlier may add, delete, substitute or adjust the securities composing that Underlier or make other methodological changes to that Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of an Underlier in the event of certain material changes in or modifications to that Underlier. In addition, the sponsor of an Underlier may also discontinue or suspend calculation or publication of that Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of that Underlier. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the dividend rates on the securities composing the Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

The Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the RTY Index from January 4, 2021 to October 20, 2026, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on October 20, 2026 was 2,773.420.

We obtained the Closing Levels of the RTY Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any Review Date. We cannot give you assurance that the performance of the RTY Index will not result in a loss on your initial investment.

* The dotted line indicates the Barrier Value for the RTY Index of 70.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The graph below sets forth the historical performance of the SPX Index from January 4, 2021 to October 20, 2026, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on October 20, 2026 was 7,712.57.

We obtained the Closing Levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on any Review Date. We cannot give you assurance that the performance of the SPX Index will not result in a loss on your initial investment.

* The dotted line indicates the Barrier Value for the SPX Index of 70.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on or prior to the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.